MTS News Release

Exhibit 99.1
MTS Systems Corporation
14000 Technology Drive
Eden Prairie, MN 55344-2290
Telephone 952-937-4000
Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE November 25, 2019

MTS REPORTS FISCAL YEAR 2019 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS
EDEN PRAIRIE, MN - November 25, 2019 - MTS Systems Corporation (Nasdaq: MTSC), a leading global supplier of high-performance test systems, motion simulators and sensors, today reported financial results for its fiscal year 2019 fourth quarter and full year ended September 28, 2019.
FULL YEAR FINANCIAL AND OPERATING HIGHLIGHTS
➢ Record revenue of $892.5 million, an increase of 14.7%

➢	GAAP diluted earnings per share of $2.21, a decrease of $0.97 or 30.5%

➢	Adjusted diluted earnings per share of $2.44, a decrease of $0.84 or 25.6%

➢	GAAP net income of $43.1 million, or 4.8%, a decrease of 29.8%

➢	Record Adjusted EBITDA of $132.6 million, an increase of 15.4%
➢ Declared 151st consecutive quarterly dividend

FINANCIAL TABLE

	Three Months Ended		Twelve Months Ended
(in thousands, except per share data - unaudited)	September 28, 2019	September 29, 2018	September 28, 2019	September 29, 2018
Revenue	$224,082	$197,879	$892,518	$778,032
Revenue % increase (decrease)[1]	13.2%	(1.8)%	14.7%	(1.3)%
Gross margin	34.9%	38.7%	36.9%	39.3%
Operating margin	6.5%	8.0%	8.9%	8.4%
Earnings before taxes	$4,150	$14,532	$48,613	$44,223
Net income	4,821	10,760	43,067	61,328
Diluted earnings per share	0.25	0.56	2.21	3.18
Adjusted diluted earnings per share[2]	0.37	0.61	2.44	3.28
Adjusted EBITDA[2]	29,601	32,683	132,614	114,869
Cash and cash equivalents, end of period			57,937	71,804
Backlog, end of period			420,115	415,155
Total debt, end of period			512,617	388,378

[1]	Revenue growth rates in fiscal year 2019 reflect the acquisitions of E2M Technologies B.V. (E2M) that occurred on November 21, 2018 and Endevco that occurred on August 5, 2019.

[2]	Refer to the "Non-GAAP Financial Measures" section below for discussion of the calculation of these non-GAAP financial measures.

MTS News Release

EXECUTIVE COMMENTARY - DR. JEFF GRAVES, PRESIDENT AND CHIEF EXECUTIVE OFFICER
"We executed very well this year on our growth and diversification strategy, delivering record revenue with double-digit top-line growth, along with adding two important simulation and sensing businesses to our company, E2M and Endevco. These acquisitions, in combination with our ongoing R&D investments, promise to bring exciting growth and profitability expansion to our company for years to come.
For fiscal year 2019, our Test & Simulation business drove top-line growth of over 20% compared to the prior year, with expansion to their operating margin. Our Sensors business delivered another record revenue performance with 7% growth and finished the year with a strong backlog that positions us for significant acceleration of growth in Sensors for fiscal year 2020. This top-line performance demonstrates the continued benefits of our diversification strategy, our success with new product introductions across all of our major end markets, and our ability to capitalize on rapidly expanding market opportunities in our Sensors business.
While we are excited about our top-line momentum, we continue to focus on our cost structure and in driving operational efficiencies in both businesses. These efforts contributed to a net income margin of 4.8% for the year and a 15.4% increase in Adjusted EBITDA, equating to an Adjusted EBITDA margin of 14.9% for the year. This solid performance supports our continued investments in new product development, diversification, and capital structure optimization, all while returning cash to our shareholders through our quarterly dividend.
As we enter our new fiscal year, we are excited about the resilience of our markets, our record year-end backlog, which topped $420 million, and the customer reception to our new product offerings. Looking ahead, we continue to target quality order replenishment to further expand our backlog and to drive operating efficiencies that underpin our growth and margin expansion during fiscal year 2020."

HIGHLIGHTS FOR THE 2019 FOURTH FISCAL QUARTER
Revenue
Revenue was $224.1 million, up 13.2% compared to the same prior year period, driven by continued revenue growth in Test & Simulation, which included revenue from the acquisition of E2M which closed in the first quarter of fiscal year 2019. The quarter also benefited from equipment volume growth in the materials and structures sectors and growth in Test services. Sensors experienced strong revenue growth driven in part by the continued ramp-up in volume associated with our U.S. Department of Defense contract and the addition of revenue from the acquisition of Endevco which closed during the fourth quarter of fiscal year 2019, slightly offset by weakness in the European region in our Sensors position sector.
Orders
Test orders during the quarter were $116.6 million, a 17.1% decrease compared to the same prior year period driven primarily by a large order in our Test structures sector in the prior year, delays in orders from the uncertainty surrounding potential tariffs and weakness in the Americas region. This decline was partially offset by the addition of orders from the acquisition of E2M and growth in our Test ground vehicles sector.
Sensors orders during the quarter were $90.2 million, representing a 6.4% decrease over the same prior year period. This decline was primarily driven by timing differences related to when orders from our U.S. Department of Defense contract were funded in fiscal year 2019 versus fiscal year 2018 and weakness in the European region specific to our Sensors position sector. This decrease was offset by a large order in our Sensors test sector and the addition of orders from the acquisition of Endevco.
Net Income and Diluted Earnings Per Share
Diluted earnings per share was $0.25 compared to $0.56 during the same prior year period on net income of $4.8 million and $10.8 million, respectively. The $0.31 decrease was primarily driven by the $4.6 million gain recognized on the sale of one of our China manufacturing facilities in the prior year. During fiscal year 2019, we also had higher interest expense from our increased debt position as a result of the issuance of our senior unsecured notes in the fourth quarter of fiscal year 2019, along with the acceleration of debt amortization cost from the pay down on the term loan B facility, a reduction in Test & Simulation gross profit and acquisition-related costs. The decrease was partially offset by leverage from higher Sensors revenue growth and a lower effective tax rate.
Fourth quarter results were impacted by $0.12 of non-recurring costs associated with acquisition-related expenses, restructuring / other expenses and the Endevco acquisition inventory fair value adjustment. Similarly, results for the

MTS News Release

fourth quarter of fiscal year 2018 include $0.05 of restructuring expenses. Adjusting for these items, adjusted diluted earnings per share was $0.37 for the fourth quarter of fiscal year 2019 and $0.61 for the same period in the prior year. A reconciliation of adjusted diluted earnings per share, a non-GAAP financial measure, to diluted earnings per share, the most directly comparable GAAP financial measure, is provided in Exhibit B of this earnings release.
Adjusted EBITDA
Adjusted EBITDA was $29.6 million, down 9.4% compared to the same prior year period. The decline was primarily due to the $4.6 million gain recognized on the sale of one of our China manufacturing facilities in the prior year. During fiscal year 2019, we also had a decrease in Test & Simulation gross profit and higher Sensors operating expenses, partially offset by higher Sensors gross profit and contributions from the acquisitions of E2M and Endevco. A reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, the most directly comparable GAAP financial measure, is provided in Exhibit D of this earnings release.
Balance Sheet
During the quarter, our total debt increased by $50.1 million to $512.6 million due to our increased debt position as a result of the issuance of our senior unsecured notes, partially offset by the pay down of our term loan B and settlement of the tangible equity units. We ended the quarter with $57.9 million of cash, resulting in a net debt balance of $454.7 million. For fiscal year 2019, our ratio of interest-bearing debt to Adjusted EBITDA was 4.0 and our ratio of net interest-bearing debt to Adjusted EBITDA was 3.5.
Dividend
The Board of Directors declared a quarterly dividend of $0.30 per share. The dividend was payable on September 30, 2019 to shareholders of record as of the close of business on September 16, 2019. This was our 151st consecutive quarterly dividend.

HIGHLIGHTS FOR THE 2019 FULL FISCAL YEAR
Revenue
Revenue was $892.5 million, up 14.7% compared to the prior year, driven by record revenue in Test & Simulation, which included equipment volume growth in all sectors and geographies, along with revenue contributions from the acquisition of E2M and continued growth in Test services. Sensors also experienced record revenue driven by the continued ramp-up in volume associated with our U.S. Department of Defense contract, growth in our Sensors position sector during the first half of fiscal year 2019, growth in the Sensors industrial sector from a continued rebound in the energy market and contributions from the acquisition of Endevco.
Orders
Test orders for the fiscal year were $477.6 million, a 3.5% decrease compared to the prior year, driven predominantly by weakness in the Asia region due to uncertainty surrounding potential tariffs. This decrease was partially offset by orders contribution from the acquisition of E2M. Our orders performance does not reflect the full impact of a new Test & Simulation project received from the U.S. Department of Defense in the third quarter of fiscal year 2019, which will be funded incrementally throughout its execution. We recorded $4.3 million of the full $30.4 million order, inclusive of options, for this new test system in fiscal year 2019.
Sensors orders for the fiscal year were a record $344.5 million, a 2.5% increase compared to the prior year. This strength was driven by a larger order in our Sensors test sector, the addition of orders from the acquisition of Endevco, solid demand in the Americas region particularly in our Sensors position sector and orders growth in our Sensors industrial sector from a continued rebound in the energy market, partially offset by weakness in the European region.
Backlog
Backlog of $420.1 million was up 1.2% compared to the same prior year period primarily driven by the addition of backlog from the E2M and Endevco acquisitions, along with strong full year Sensors orders. The increase was partially offset by the high level of conversion to revenue on outstanding projects, along with a lower order volume in Test & Simulation. Ending backlog for Test & Simulation and Sensors was $342.7 million and $77.5 million, respectively.

MTS News Release

Net Income and Diluted Earnings Per Share
Diluted earnings per share was $2.21 compared to $3.18 in the prior year on net income of $43.1 million and $61.3 million, respectively. The $0.97 decrease was primarily due to certain discrete tax benefits of $25.0 million for the estimated impact of the Tax Cuts and Jobs Act and the gain on the sale of one of our China manufacturing facilities both recognized in the prior year. During fiscal year 2019, we also had increased operating expenses, higher interest expense, acquisition inventory fair value adjustments and acquisition-related and restructuring / other expenses. The decline was partially offset by growth in both segments and the additional contributions from the E2M and Endevco acquisitions.
Fiscal year 2019 results were impacted by $0.23 of non-recurring costs associated with acquisition-related expenses, restructuring / other expenses and the E2M and Endevco acquisition inventory fair value adjustments. Similarly, results for fiscal year 2018 include $0.10 of restructuring expenses. Adjusting for these items, adjusted diluted earnings per share was $2.44 for fiscal year 2019 and $3.28 for the prior year. The current year adjusted earnings per share amount includes $0.18 for certain discrete tax items compared to $1.30 included in the prior year primarily related to the impacts of the Tax Cuts and Jobs Act. A reconciliation of adjusted diluted earnings per share, a non-GAAP financial measure, to diluted earnings per share, the most directly comparable GAAP financial measure, is provided in Exhibit C of this earnings release.
Adjusted EBITDA
Adjusted EBITDA was $132.6 million compared to $114.9 million in the prior year, up $17.7 million. This increase was primarily due to the strong revenue growth in both segments and additional contributions from the E2M and Endevco acquisitions, partially offset by higher operating expenses and the prior year gain recognized on the sale of one of our China manufacturing facilities. A reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, the most directly comparable GAAP financial measure, is provided in Exhibit D of this earnings release.

OUTLOOK
Test & Simulation Business
Our performance for fiscal year 2019 sets us up for future growth in our Test & Simulation business. Future orders growth from strength in our simulation platforms, material testing and service offerings is expected to temper the headwinds experienced in the global economy. Overall, we anticipate challenges across all sectors stemming from a general weakening of the global economy, uncertainties surrounding tariffs and technology disruptions in the transportation market. We continue to benefit from the rapidly expanding use of advanced materials, such as carbon-fiber composites, the adoption of additive manufacturing methods for net-shape component fabrications, and the rapidly increasing complexity of ground and air vehicles which requires new simulation methods for determining product performance and life. Our energy and infrastructure markets remain robust, driven by continued growth in wind power and advanced building designs that are more resistant to damage from earthquakes, sea and storm events. The simulation market continues to benefit from increased demand for pilot training and rapid theme park expansions, which fits nicely with our expanded product offerings.
In addition to these growth opportunities, we continue to invest in operational efficiency initiatives to improve profitability, and to develop new products and technologies to drive margin expansion and to generate the highest demand for Test & Simulation products and services in the coming years.
Sensors Business
Our Sensors business demand is driven by accelerating new product introductions across all major markets and geographies, and expanded opportunities associated with the U.S. Department of Defense. The strategic acquisition of Endevco brings together two iconic brands in the test and measurement sensors market, PCB and Endevco, providing for further growth opportunities. This combination of positive factors, including full production ramp-up associated with our U.S. Department of Defense contract and acquisition of Endevco, is anticipated to provide double digit top-line growth, along with Adjusted EBITDA margin expansion, for the Sensors business in fiscal year 2020. This growth outlook is particularly encouraging given the headwinds we continue to expect in the European and Asia regions, driven in part from uncertainties arising from potential trade tariffs, as well as overall sluggish regional economic performance.

MTS News Release

Consolidated
Based on these factors, we introduce our expected outlook for fiscal year 2020 including:

Metric	Current Outlook
Revenue	$955 million to $995 million
Adjusted EBITDA	$138 million to $158 million
Diluted earnings per share	$2.05 to $2.35
Adjusted diluted earnings per share	$2.20 to $2.55

The above outlook includes:

•	$12.0 million to $16.0 million for stock-based compensation, acquisition-related and restructuring expenses;

•	Our most recent acquisition of Endevco sensors business;

•
Our signing of the definitive agreement to purchase the six operating entities of R&D with an anticipated deal closure by December 31, 2019, subject to normal and customary closing procedures. If the deal does not close within our expected timeline, this could cause us to update our fiscal year 2020 guidance; and

•	An anticipated effective tax rate, excluding discrete tax items, of 15-19% for fiscal year 2020.
A reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, the most directly comparable GAAP financial measure, for the above outlook is included in Exhibit F of this earnings release.

FOURTH QUARTER CONFERENCE CALL
As announced on November 11, 2019, a conference call will be held on November 26, 2019 (tomorrow), at 10:00 a.m. ET (9:00 a.m. CT). Dr. Jeff Graves, President and Chief Executive Officer, and Brian Ross, Executive Vice President and Chief Financial Officer, will host the call, which will include a question and answer session after prepared remarks.
Call toll free +1-800-367-2403 (international toll +1-334-777-6978) and reference the conference pass code 1642275. Telephone replay will be available at 1:00 p.m. ET following the call until 1:00 p.m. ET, December 2, 2019. Call toll free +1-888-203-1112 and reference the conference pass code 1642275.
A transcript of the call can also be accessed from the MTS website at http://investor.mts.com beginning on November 27, 2019.

ABOUT MTS SYSTEMS CORPORATION
MTS Systems Corporation’s testing hardware, software and service solutions help customers accelerate and improve their design, development and manufacturing processes and are used for determining the mechanical behavior of materials, products and structures. MTS’ high-performance sensors provide measurements of vibration, pressure, position, force and sound in a variety of applications. MTS had 3,500 employees as of September 28, 2019 and revenue of $893 million for the fiscal year ended September 28, 2019. Additional information on MTS can be found at www.mts.com.

NON-GAAP FINANCIAL MEASURES
We believe that disclosing adjusted diluted earnings per share, which is diluted earnings per share excluding the impact from restructuring / other expenses, acquisition-related expenses, acquisition integration expenses and acquisition inventory fair value adjustments is useful to investors as a measure of operating performance. We use this as one measure to monitor and evaluate operating performance. Adjusted diluted earnings per share is a financial measure that does not reflect United States Generally Accepted Accounting Principles (GAAP). We calculate this measure by adding back the after-tax effect of the restructuring / other expenses, acquisition-related expenses, acquisition integration expenses and acquisition inventory fair value adjustments to net income and dividing the result by the diluted weighted average shares outstanding.

MTS News Release

We believe that disclosing earnings before interest, taxes, depreciation and amortization (EBITDA), EBITDA excluding the impact from stock-based compensation, restructuring / other expenses, acquisition-related expenses, acquisition integration expenses and acquisition inventory fair value adjustments (Adjusted EBITDA) and Adjusted EBITDA divided by revenue (Adjusted EBITDA margin) are useful to investors as a measure of leverage and operating performance. We use these measures to monitor and evaluate leverage and operating performance. EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are financial measures that do not reflect GAAP. We calculate EBITDA by adding back interest, taxes, depreciation and amortization expense to net income. Adjusted EBITDA is calculated by adding back stock-based compensation, restructuring / other expenses, acquisition-related expenses, acquisition integration expenses and acquisition inventory fair value adjustments to EBITDA. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by revenue.

We believe that disclosing free cash flow is useful to investors as a measure of operating performance. We use this measure as an indicator of our strength and ability to generate cash. Free cash flow is a financial measure that does not reflect GAAP. We calculate free cash flow as net cash provided by (used in) operating activities less purchases of property and equipment and businesses, net of cash acquired, plus cash proceeds from sales of property and equipment.

Investors should consider these non-GAAP financial measures in addition to, not as a substitute for or better than, financial measures prepared in accordance with GAAP. Reconciliations of the components of these measures to the most directly comparable GAAP financial measures are included in Exhibits B, C, D, E, F and G of this earnings release.

FORWARD-LOOKING STATEMENTS
This earnings release contains "forward-looking statements" made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. Statements made under the heading "Outlook" are forward-looking statements, and words such as "may," "will," "should," "expects," "intends," "projects," "plans," "believes," "estimates," "targets," "anticipates," and similar expressions identify forward-looking statements in other parts of this earnings release. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions, statements about the opportunities and outlook for our Sensors and Test & Simulation sectors and other statements that are not historical facts. These statements are based on our current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Risks, uncertainties and assumptions that could cause our actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to, those described in the "Risk Factors" section of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC") and updated in any subsequent Quarterly Reports on Form 10-Q and other filings with the SEC. The reports referenced above are available on our website at www.mts.com or on the SEC’s website at www.sec.gov. Forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made to reflect the occurrence of unanticipated events or circumstances.

INVESTOR RELATIONS CONTACT
Brian Ross
Executive Vice President and Chief Financial Officer
brian.ross@mts.com
(952) 937-4000

MTS News Release

MTS SYSTEMS CORPORATION
Consolidated Statements of Income
(unaudited - in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	September 28, 2019	September 29, 2018	September 28, 2019	September 29, 2018

Revenue
Product	$194,716	$171,046	$782,012	$674,391
Service	29,366	26,833	110,506	103,641
Total revenue	224,082	197,879	892,518	778,032
Cost of sales
Product	126,464	104,716	494,725	409,525
Service	19,446	16,671	68,863	62,978
Total cost of sales	145,910	121,387	563,588	472,503
Gross profit	78,172	76,492	328,930	305,529
Gross margin	34.9%	38.7%	36.9%	39.3%

Operating expenses
Selling and marketing	32,834	31,537	131,639	126,333
General and administrative	22,854	20,605	86,658	79,240
Research and development	7,920	8,549	30,928	34,784
Total operating expenses	63,608	60,691	249,225	240,357

Income from operations	14,564	15,801	79,705	65,172
Operating margin	6.5%	8.0%	8.9%	8.4%

Interest expense, net	(10,685)	(6,121)	(31,558)	(25,882)
Other income (expense), net	271	4,852	466	4,933

Income before income taxes	4,150	14,532	48,613	44,223
Income tax provision (benefit)	(671)	3,772	5,546	(17,105)
Net income	$4,821	$10,760	$43,067	$61,328

Earnings per share
Basic
Earnings per share	$0.25	$0.56	$2.24	$3.20
Weighted average common shares outstanding	19,268	19,206	19,258	19,163

Diluted
Earnings per share	$0.25	$0.56	$2.21	$3.18
Weighted average common shares outstanding	19,519	19,363	19,447	19,293

Dividends declared per share	$0.30	$0.30	$1.20	$1.20

MTS News Release

MTS SYSTEMS CORPORATION
Condensed Consolidated Balance Sheets
(unaudited - in thousands)

	September 28, 2019	September 29, 2018

ASSETS

Current assets
Cash and cash equivalents	$57,937	$71,804
Accounts receivable, net	121,260	122,243
Unbilled accounts receivable, net	80,331	70,474
Inventories, net	167,199	139,109
Other current assets	23,761	24,572
Total current assets	450,488	428,202

Property and equipment, net	101,083	90,269

Goodwill	429,039	369,275
Intangible assets, net	306,585	246,138
Other long-term assets	10,782	5,512
Total assets	$1,297,977	$1,139,396

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Current maturities of long-term debt, net	$27,969	$32,738
Accounts payable	46,849	47,886
Advance payments from customers	70,520	80,131
Other accrued liabilities	106,238	78,358
Total current liabilities	251,576	239,113

Long-term debt, less current maturities	484,648	355,640
Other long-term liabilities	77,694	66,711
Total liabilities	813,918	661,464

Shareholders' equity
Common stock, $0.25 par; 64,000 shares authorized:
19,124 and 17,856 shares issued and outstanding as
of September 28, 2019 and September 29, 2018, respectively	4,781	4,464
Additional paid-in capital	182,422	171,407
Retained earnings	315,329	300,585
Accumulated other comprehensive income (loss)	(18,473)	1,476
Total shareholders' equity	484,059	477,932
Total liabilities and shareholders' equity	$1,297,977	$1,139,396

MTS News Release

MTS SYSTEMS CORPORATION
Condensed Consolidated Statements of Cash Flows
(unaudited - in thousands)

	Three Months Ended		Twelve Months Ended
	September 28, 2019	September 29, 2018	September 28, 2019	September 29, 2018

Cash Flows from Operating Activities
Net income	$4,821	$10,760	$43,067	$61,328
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Stock-based compensation	2,099	1,905	9,397	7,283
Fair value adjustment to acquired inventory	460	—	1,601	—
Depreciation and amortization	9,822	8,634	37,975	34,492
(Gain) loss on sale or disposal of property and equipment	890	(4,333)	1,442	(4,162)
Amortization of financing fees	3,958	820	6,765	4,644
Deferred income taxes	(9,630)	1,937	(11,060)	(28,252)
Other	770	1,215	2,227	3,338
Changes in operating assets and liabilities	10,303	(9,802)	(17,951)	(15,424)
Net Cash Provided by (Used in) Operating Activities	23,493	11,136	73,463	63,247

Cash Flows from Investing Activities
Purchases of property and equipment	(13,148)	(2,544)	(30,525)	(12,321)
Proceeds from sale of property and equipment	—	6,724	10	6,793
Purchases of business, net of acquired cash	(68,430)	—	(151,956)	—
Other	—	—	(285)	823
Net Cash Provided by (Used in) Investing Activities	(81,578)	4,180	(182,756)	(4,705)

Cash Flows from Financing Activities
Proceeds from issuance of long-term debt	350,000	—	430,391	—
Payments on financing arrangements, net	(303,956)	(3,757)	(313,177)	(73,795)
Cash dividends	(5,614)	(5,402)	(21,713)	(21,360)
Proceeds from exercise of stock options and employee stock purchase plan	1,738	291	3,435	1,992
Payments to purchase and retire common stock	(149)	(97)	(1,533)	(1,403)
Net Cash Provided by (Used in) Financing Activities	42,019	(8,965)	97,403	(94,566)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(1,732)	(950)	(1,977)	(905)
Cash and Cash Equivalents
Increase (decrease) during the period	(17,798)	5,401	(13,867)	(36,929)
Balance, beginning of period	75,735	66,403	71,804	108,733
Balance, End of Period	$57,937	$71,804	$57,937	$71,804

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Exhibit A
MTS SYSTEMS CORPORATION
Segment Financial Information
(unaudited - in thousands)

	Three Months Ended		Twelve Months Ended
	September 28, 2019	September 29, 2018	September 28, 2019	September 29, 2018
Test & Simulation Segment
Revenue	$133,988	$120,428	$558,908	$464,924
Cost of sales	97,683	80,185	391,493	314,735
Gross profit	36,305	40,243	167,415	150,189
Gross margin	27.1%	33.4%	30.0%	32.3%

Operating expenses	33,664	33,795	133,335	130,964

Income from operations	$2,641	$6,448	$34,080	$19,225

Sensors Segment
Revenue	$90,420	$77,768	$334,976	$314,269
Cost of sales	48,550	41,515	173,466	158,896
Gross profit	41,870	36,253	161,510	155,373
Gross margin	46.3%	46.6%	48.2%	49.4%

Operating expenses	29,944	26,896	115,890	109,393

Income from operations	$11,926	$9,357	$45,620	$45,980

Intersegment Eliminations
Revenue	$(326)	$(317)	$(1,366)	$(1,161)
Cost of sales	(323)	(313)	(1,371)	(1,128)
Gross profit	(3)	(4)	5	(33)

Income (loss) from operations	$(3)	$(4)	$5	$(33)

Total Company
Revenue	$224,082	$197,879	$892,518	$778,032
Cost of sales	145,910	121,387	563,588	472,503
Gross profit	78,172	76,492	328,930	305,529
Gross margin	34.9%	38.7%	36.9%	39.3%

Operating expenses	63,608	60,691	249,225	240,357

Income from operations	$14,564	$15,801	$79,705	$65,172

MTS News Release

Exhibit B
MTS SYSTEMS CORPORATION
Reconciliation of Earnings Per Share Excluding
Restructuring / Other, Acquisition-Related and Acquisition Inventory Fair Value Adjustments
(unaudited - in thousands, except per share data)

	Three Months Ended
	September 28, 2019			September 29, 2018
	Pre-tax	Tax	Net	Pre-tax	Tax	Net
Net income	$4,150	$(671)	$4,821	$14,532	$3,772	$10,760
Restructuring / other expenses [1]	700	162	538	1,387	357	1,030
Acquisition-related expenses[2]	1,805	379	1,426	—	—	—
Acquisition inventory fair value adjustments[1]	460	97	363	—	—	—
Adjusted net income[3]	$7,115	$(33)	$7,148	$15,919	$4,129	$11,790

Weighted average diluted common shares outstanding			19,519			19,363

Diluted earnings per share	$0.21	$(0.04)	$0.25	$0.75	$0.19	$0.56
Impact of restructuring / other expenses	0.04	0.01	0.03	0.07	0.02	0.05
Impact of acquisition-related expenses	0.09	0.02	0.07	—	—	—
Impact of acquisition inventory fair value adjustments	0.02	—	0.02	—	—	—
Adjusted diluted earnings per share[3]	$0.36	$(0.01)	$0.37	$0.82	$0.21	$0.61

1  In determining the tax impact of restructuring / other expenses and acquisition inventory fair value adjustment, we applied the statutory rate in effect for each jurisdiction where the expenses were incurred.

2 In determining the tax impact of acquisition-related expenses, we applied a U.S. effective income tax rate before discrete items to these expenses.

[3] Denotes non-GAAP financial measure.

MTS News Release

Exhibit C
MTS SYSTEMS CORPORATION
Reconciliation of Earnings Per Share Excluding
Restructuring / Other, Acquisition-Related and Acquisition Inventory Fair Value Adjustments

	Twelve Months Ended
	September 28, 2019			September 29, 2018
	Pre-tax	Tax	Net	Pre-tax	Tax	Net
Net income	$48,613	$5,546	$43,067	$44,223	$(17,105)	$61,328
Restructuring / other expenses[1]	830	195	635	2,730	697	2,033
Acquisition-related expenses[2]	2,938	617	2,321	—	—	—
Acquisition inventory fair value adjustments[1]	1,601	269	1,332	—	—	—
Adjusted net income[3]	$53,982	$6,627	$47,355	$46,953	$(16,408)	$63,361

Weighted average diluted common shares outstanding			19,447			19,293

Diluted earnings per share	$2.50	$0.29	$2.21	$2.29	$(0.89)	$3.18
Impact of restructuring / other expenses	0.04	0.01	0.03	0.14	0.04	0.10
Impact of acquisition-related expenses	0.15	0.02	0.13	—	—	—
Impact of acquisition inventory fair value adjustments	0.08	0.01	0.07	—	—	—
Adjusted diluted earnings per share[3]	$2.77	$0.33	$2.44	$2.43	$(0.85)	$3.28

1  In determining the tax impact of restructuring / other expenses and acquisition inventory fair value adjustment, we applied the statutory rate in effect for each jurisdiction where the expenses were incurred.

2 In determining the tax impact of acquisition-related expenses, we applied a U.S. effective income tax rate before discrete items to these expenses.

[3] Denotes non-GAAP financial measure.

MTS News Release

Exhibit D
MTS SYSTEMS CORPORATION
Reconciliation of EBITDA and Adjusted EBITDA to Net Income
(unaudited - in thousands)

	Three Months Ended		Twelve Months Ended
	September 28, 2019	September 29, 2018	September 28, 2019	September 29, 2018
Net income	$4,821	$10,760	$43,067	$61,328
Net income margin	2.2%	5.4%	4.8%	7.9%

Income tax provision (benefit)	(671)	3,772	5,546	(17,105)
Interest expense, net	10,685	6,121	31,558	25,882
Depreciation and amortization	9,822	8,634	37,975	34,492
EBITDA [1]	24,657	29,287	118,146	104,597

Stock-based compensation	2,099	1,905	9,397	7,283
Restructuring / other expenses [2]	700	1,491	830	2,989
Acquisition-related expenses [3]	1,685	—	2,640	—
Acquisition inventory fair value adjustments	460	—	1,601	—
Adjusted EBITDA [1]	$29,601	$32,683	$132,614	$114,869
Adjusted EBITDA margin [1,4]	13.2%	16.5%	14.9%	14.8%

[1] Denotes non-GAAP financial measures.

[2]  Restructuring / other expenses were adjusted to exclude stock-based compensation forfeitures and depreciation expense that are otherwise included in the stock-based compensation line and depreciation and amortization line.

[3]  Acquisition-related expenses include acquisition and integration expenses associated with the E2M and Endevco acquisitions. They were adjusted to exclude stock-based compensation that is otherwise included in the stock-based compensation line.

[4] Adjusted EBITDA was divided by revenue to calculate Adjusted EBITDA margin.

MTS News Release

Exhibit E
MTS SYSTEMS CORPORATION
Free Cash Flow
(unaudited - in thousands)

	Three Months Ended		Twelve Months Ended
	September 28, 2019	September 29, 2018	September 28, 2019	September 29, 2018
Net Cash Provided by (Used in) Operating Activities	$23,493	$11,136	$73,463	$63,247
Purchases of property and equipment	(13,148)	(2,544)	(30,525)	(12,321)
Proceeds from sale of property and equipment	—	6,724	10	6,793
Free cash flow[1]	$10,345	$15,316	$42,948	$57,719

[1] Denotes non-GAAP financial measures.

MTS News Release

Exhibit F
MTS SYSTEMS CORPORATION
Reconciliation of EBITDA and Adjusted EBITDA to Net Income - Outlook
(unaudited - in thousands)

	Twelve Months Ending

	October 3, 2020
	Low	High
Net income	$40,300	$46,200
Income tax provision (benefit)[1]	8,700	11,000
Interest expense, net	35,100	37,200
Depreciation and amortization	41,900	47,600
EBITDA[2]	126,000	142,000

Stock-based compensation and non-recurring expenses[3]	12,000	16,000
Adjusted EBITDA[2]	$138,000	$158,000

[1] Applied anticipated tax rate, excluding discrete tax items, of approximately 15-19%.

[2] Denotes non-GAAP financial measures.

[3] Includes pre-tax forecast expenses for stock-based compensation, acquisition-related and restructuring expenses.

MTS News Release

Exhibit G
MTS SYSTEMS CORPORATION
Reconciliation of Diluted Earnings per Share and Adjusted Diluted Earnings per Share - Outlook
(unaudited - in thousands)

	Twelve Months Ending
	October 3, 2020
	Low	High
Net income[1]	$40,300	$46,200
Non-recurring expenses, net of tax [2,3]	3,000	4,000
Adjusted net income[4]	$43,300	$50,200

Weighted average diluted common shares outstanding	19,700	19,700

Diluted earnings per share	$2.05	$2.35
Impact of non-recurring expenses[2]	0.15	0.20
Adjusted diluted earnings per share[4]	$2.20	$2.55

[1] Refer to Exhibit F for tax impact on net income guidance.

[2] Includes forecast expenses for restructuring expenses, acquisition-related expenses and acquisition inventory fair value adjustment, net of tax.

[3] Applied anticipated tax rate, excluding discrete tax items, of approximately 15-19%.

[4] Denotes non-GAAP financial measures.